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                                                                    EXHIBIT 10.6

                      SAFETY NATIONAL CASUALTY CORPORATION

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") has been entered into as of this 8th day of July, 2003 by and between Safety National Casualty Corporation, a Missouri stock insurance corporation (the "Company"), and Harold
F. Ilg, an individual and resident of the State of Florida (the "Executive").

                                    RECITALS

         The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its sole shareholder to reinforce and encourage the continued attention and dedication of the Executive to the Company as a member of the Company's management and to assure that the Company will have the continued dedication of the Executive. The Board desires to provide for the continued employment of the Executive on the terms hereof, and the Executive is willing to commit himself to continue to serve the Company. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

                            IT IS AGREED AS FOLLOWS:

SECTION 1:        DEFINITIONS AND CONSTRUCTION.

         1.1 DEFINITIONS. In addition to the terms defined elsewhere in this Agreement, the following words and phrases, whether or not capitalized, shall have the meanings specified below, unless the context plainly requires a different meaning.

                  1.1(a)   "Board" means the Board of Directors of the Company.

                  1.1(b)   "Code" shall mean the Internal Revenue Code of 1986,
         as amended.

                  1.1(c)   "Company Management" includes Duane A. Hercules,
         Harold F. Ilg, Terrence T. Schoeninger, Gerald R. Scott and Mark A. Wilhelm, or such of them as are then serving as executives or officers of the Company, but, in the case of Sections 3.3 and 3.5, not the Executive.

                  1.1(d)   "Employment Period" means the period beginning on the
         Effective Date and ending on December 31, 2007, subject to the options to renew such Employment Period as described in Section 2.1 hereof.

                  1.1(e)   "Effective Date" shall mean January 1, 2003.

                  1.1(f)   "Term" means the period that begins on the Effective
         Date and ends on the earlier of: (i) the close of business on December 31, 2007 (the "Initial Term") or the

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         close of business on the last day of any Renewal Term (as hereinafter defined), if applicable, or (ii) the Date of Termination as defined in
         Section 3.7.

         1.2 GENDER AND NUMBER. When appropriate, pronouns in this Agreement used in the masculine gender include the feminine gender, words in the singular include the plural, and words in the plural include the singular.

         1.3 HEADINGS. All headings in this Agreement are included solely for ease of reference and do not bear on the interpretation of the text. Accordingly, as used in this Agreement, the term "Section" means the text that accompanies the specified Section of this Agreement.

SECTION 2:        TERMS AND CONDITIONS OF EMPLOYMENT.

         2.1 PERIOD OF EMPLOYMENT. Throughout the Initial Term of this Agreement, the Executive shall remain in the employ of the Company in accordance with the terms and provisions of this Agreement. After the expiration of the Initial Term, the Company and the Executive may, with the prior written consent of the Company's indirect parent company, Delphi Financial Group, Inc. ("Delphi"), extend the period of employment hereunder for additional one year periods (each, a "Renewal Term").

         2.2      POSITIONS AND DUTIES.

                  2.2(a)   Throughout the Term of this Agreement, the
         Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be commensurate in all material respects with those assigned to, or held and exercised by, the Executive on the Effective Date of this Agreement.

                  2.2(b)   Throughout the Term of this Agreement (but excluding
         any periods of vacation and sick leave to which he is entitled), the Executive shall devote full attention and time during normal business hours to the business and affairs of the Company and shall use his best efforts to perform faithfully and efficiently such responsibilities as are assigned to him under or in accordance with this Agreement; provided that, it shall not be a violation of this paragraph for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements, or
         (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

         2.3 SITUS OF EMPLOYMENT. Throughout the Term of this Agreement, the Executive's services shall be performed at the headquarters and operations center of the Company which shall be located in the office in St. Louis, Missouri where the Executive was employed on the Effective Date.

         2.4 COMPENSATION. The Executive's annual compensation and other benefits described in this Section 2.4, shall be provided by the Company.

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                  2.4(a)   Annual Base Salary. For the first calendar year
         within the Term of this Agreement, the Executive shall receive an annual base salary of four hundred forty-one thousand Dollars ($441,000), which shall be paid in equal or substantially equal biweekly installments. During the Term of this Agreement, the annual base salary payable to the Executive shall be reviewed thereafter by the Board and the Stock Option and Compensation Committee of the Board of Directors of Delphi (the "Delphi Committee") as deemed appropriate by such committee, at least annually and may be adjusted upward as a result of such review, provided, however that such annual base salary shall not be reduced after any increase thereof. "Annual Base Salary" as used herein shall mean the annual base salary for a then current year.

                  2.4(b)   Discretionary Performance Bonus. In addition to the
         Annual Base Salary, the Executive shall be eligible to receive an annual Performance Bonus, the payment of any such bonus and the amount thereof to be in the sole and complete discretion of the Board, subject to the review and approval thereof by the Delphi Committee, to extent deemed appropriate by such committee.

                  2.4(c)   Christmas Bonus. In addition to the Annual Base
         Salary and any Performance Bonus, the Executive shall be awarded an annual Christmas Bonus in an amount equal to 1/24th of the Annual Base Salary.

                  2.4(d)   Incentive, Savings and Retirement Plans. Throughout
         the Term of this Agreement, the Executive shall be entitled to participate in all incentive, savings and retirement plans generally available to other peer executives of the Company.

                  2.4(e)   Welfare Benefit Plans. Throughout the Term of this
         Agreement (and thereafter, to the extent provided in Section 4.1(c) hereof), the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company or by Delphi with respect to the employees of the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally available to other peer executives of the Company.

                  2.4(f)   Expenses. Throughout the Term of this Agreement, the
         Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies, practices and procedures generally applicable to other peer executives of the Company.

                  2.4(g)   Fringe Benefits. Throughout the Term of this
         Agreement, the Executive shall be entitled to such fringe benefits as generally are provided as of the Effective Date to other peer executives of the Company, including, without limitation, as of the date hereof reimbursement for the dues incurred by the Executive in connection with professional associations, societies and organizations which the Executive and the Company deem appropriate for the performance of his duties hereunder.

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                  2.4(h)   Office and Support Staff. Throughout the Term of this
         Agreement, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to those generally provided to other peer executives of the Company.

                  2.4(i)   Vacation. Throughout the Term of this Agreement, the
         Executive shall be entitled to paid vacation at least equal to plans, policies, programs and practices generally provided with respect to other peer executives of the Company.

SECTION 3.        TERMINATION OF EMPLOYMENT.

         3.1 DEATH. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period.

         3.2 DISABILITY. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 7.1 of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall have the meaning set forth in the Company's then-current long-term disability policy or, if no such policy is then in effect, "Disability" shall mean that the Executive has been unable to perform the services required of the Executive hereunder on a full-time basis for a period of one hundred eighty (180) consecutive business days by reason of a physical and/or mental condition which has been certified by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

         3.3 TERMINATION FOR CAUSE. Upon the unanimous recommendation of the Company Management, the Board may terminate the Executive's employment during the Employment Period for "Cause", which shall mean termination based upon (i) the Executive's willful and continued failure to perform substantially his duties with the Company (other than as a result of incapacity due to physical or mental condition), after a demand for substantial performance is delivered to him by the Company Management, which specifically identifies the manner in which the Executive has not substantially performed his duties, (ii) the Executive's willful commission of misconduct which is materially injurious to the Company, monetarily or otherwise, (iii) the Executive's material breach of any provision of this Agreement, (iv) the Department of Insurance of the State of Missouri or the regulatory authority in any state in which the Company may then be domiciled, issues a written recommendation, direction or order which prohibits the Executive from continuing to serve as an executive officer of the Company; or (v) the Executive's conviction of or plea of nolo contendere to a felony, provided that any right of appeal has been exercised or has lapsed. For purposes of this paragraph, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, without good faith and without reasonable belief that the act or omission was in the best interest of the

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Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until (i) he receives a Notice of Termination (as defined in Section 3.6) from the Company Management, (ii) he is given the opportunity, with counsel, to be heard before the Company Management, and (iii) the Company Management finds, in its good faith opinion, that the Executive was guilty of the conduct set forth in the Notice of Termination.

         3.4 GOOD REASON. The Executive may terminate his employment with the Company for "Good Reason", which shall mean termination based upon:

                  (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2.2 or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                  (ii) (a) the failure by the Company or any affiliate of the Company to continue in effect any benefit or compensation plan, stock ownership plan, life insurance plan, health and accident plan or disability plan to which the Executive is entitled as specified in
         Section 2.4 such that any or all of such failures shall materially and adversely affect the Executive's benefits or compensation hereunder taken as a whole unless any such discontinuation of any such benefit or plan is applicable to all Company executives, (b) the taking of any action by the Company which would adversely affect the Executive's participation in, or materially reduce the Executive's benefits under, any plans described in Section 2.4 such that the taking of any such action or actions shall materially and adversely affect the Executive's benefits or compensation hereunder taken as a whole unless any such reduction in benefits is applicable to all plan participants, or deprive the Executive of any material fringe benefit enjoyed by the Executive as described in Section 2.4(g), or (c) the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled as described in Section 2.4(i) such that any or all of such failures shall materially and aversely affect the Executive's benefits or compensation hereunder taken as a whole;

                  (iii) the Company's requiring the Executive to be based at any office or location other than that described in Section 2.3;

                  (iv) a material breach by the Company of any provision of this Agreement; or

                  (v) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement.

         3.5 ANNUAL TERMINATION OPTION. With the unanimous consent of the Company Management, the Board may terminate the Executive's employment hereunder upon its determination that the Executive has failed to satisfactorily perform his duties hereunder as an executive of the Company (the "Annual Termination Option") by giving the Executive Notice of

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Termination (as defined in Section 3.6), which notice will be signed on behalf of the Board and by each member of the Company Management and shall be given not more than fifteen days prior to the first day of January of the then current year of the Term and not less than ten days prior to such first day of January, which termination shall become effective on December 31 of the then current year.

         3.6 NOTICE OF TERMINATION. Any termination by the Company for Cause or Disability, or by the Executive for or without Good Reason, shall be communicated by Notice of Termination to the other party, given accordance with
Section 7.1. For purposes of this Agreement, a "Notice of Termination" means a written notice which, except as otherwise provided for herein, (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than fifteen (15) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

         3.7 DATE OF TERMINATION. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for or without Good Reason, the Date of Termination shall be the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by reason of Death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, (iii) if the Executive's employment is terminated pursuant to the Annual Termination Option, the Date of Termination shall be December 31 of the then current year, (iv) if the Executive's employment is terminated by the Company other than for Cause, Death, Disability or pursuant to the Annual Termination Option, the Date of Termination shall be the date of receipt of the Notice of Termination.

SECTION 4:        CERTAIN BENEFITS UPON TERMINATION.

         4.1 TERMINATION FOR GOOD REASON OR OTHER THAN FOR CAUSE. If, during the Employment Period: (i) the Company shall terminate the Executive's employment other than for Cause (except where such termination is pursuant to the Annual Termination Option), or (ii) the Executive shall terminate employment with the Company for Good Reason, the Executive shall be entitled to the benefits provided below:

                  4.1(a)   "Accrued Obligations": Within five (5) business days
         after the Date of Termination, the Company shall pay to the Executive the sum of (i) the Executive's Annual Base Salary through the Date of Termination to the extent not previously paid, (ii) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), and (iii) any accrued vacation pay; in each case to the extent not previously paid.

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                  4.1(b)   "Lump Sum Payment": Within five business days after
         the Date of Termination, the Company shall make a lump-sum cash payment to the Executive in an amount equal to the Executive's base salary that the Executive would be entitled to receive from the Company for the longer of: (i) the remainder of the Employment Period or (ii) 18 months, at the rate of the then-current Annual Base Salary of the Executive.

                  4.1(c)   "Welfare Benefit Continuation": For at least the
         longer of: (i) the remainder of the Employment Period or (ii) 18 months after the Date of Termination, or for such longer period as any plan, program, practice or policy may provide or as otherwise set forth herein, the benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 2.4(e) shall continue as if the Executive's employment had not been terminated, in accordance with the plans, practices, programs or polices of the Company as those provided generally to other peer executives and their families; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period.

                  4.1(d)   "Other Benefits": To the extent not previously paid
         or provided, the Company shall timely pay or provide to the Executive and/or the Executive's family any other amounts or benefits required to be paid or provided for which the Executive and/or the Executive's family is currently participating and is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company provided generally to other peer executives and their families.

                  4.1(e)   "Additional Payment": If such termination of
         employment occurs subsequent to the occurrence of a "Change of Ownership" with respect to Delphi, as such term is defined in Delphi's 2003 Long-Term Incentive and Share Award Plan (the "Option Plan"), and all or a portion of the 150,000 options (the "Options") to purchase Delphi Class A Common Stock (the "Stock"), as awarded to the Executive on May 28, 2003 pursuant to the Option Plan and subject to the terms of the related Stock Option Award Agreement (the "Award Agreement"), remain outstanding as of the Date of Termination (whether such Options are then exercisable for shares of Delphi or another company, cash or other property), then, so long as the Performance Condition (as defined in Section 4.1(f)) has then been satisfied and unless, in connection with such termination, the Delphi Committee (or, if applicable, such other committee, person or entity as then has the authority to do so) effects an Accelerated Vesting (as defined below) with respect to such remaining Options, the Company shall pay to the Executive the Black-Scholes Value (as defined below) of the Options within five (5) business days following the determination thereof in accordance with the procedures described below. For purposes

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         hereof, "Accelerated Vesting" shall mean, with respect to the Options, the acceleration of the exercisability, effective as of the Date of Termination, of the Options in their entirety, to the extent that such Options have not previously become exercisable pursuant to the terms thereof. For purposes hereof, "Black-Scholes Value" shall mean the fair value of the Options, as of the Date of Termination, determined pursuant to the standard Black-Scholes option pricing model, in accordance with the following procedures: The Executive and the Board, acting on the Company's behalf, shall, by mutual agreement, designate a nationally recognized public accounting firm (a "Firm") to determine the Black-Scholes Value of the Options, which shall make and deliver its written determination thereof, including detailed supporting calculations, to the Executive and the Company within twenty-one (21) days of such designation, and the Black-Scholes Value shall be as so determined. However, if the parties are unable to so agree on a Firm within fifteen (15) days from the Date of Termination, each of the Executive and the Board, acting on the Company's behalf, will, within seven (7) days following the expiration of such 15-day period, designate a Firm to make such determination (it being understood that the Firms, in making such determinations, shall consult with one another regarding their methodologies and underlying assumptions), each of whose written determinations, including detailed supporting calculations, shall be made and delivered to the Company and the Executive within 21 days of the expiration of such 7-day period, and, in such case, the Black-Scholes Value of the Options shall be the average of the amounts determined by the two Firms. If, in the event of the aforementioned failure to agree on a Firm, a party fails to designate a Firm within the required 7-day period, or the Firm designated by such party fails to deliver its written determination within the required 21-day period, the Black-Scholes Value determined by the Firm timely designated by the other party and timely delivered by such Firm in accordance with this Section 4.1(e) shall be dispositive. The fees and expenses of the single agreed-upon Firm, if any, shall be borne by the Company; otherwise, if two Firms are designated, the Company shall bear the fees and expenses of the Firm it designates, and the Executive shall bear the fees and expenses of the Firm designated by him.

                  4.1(f)   "Performance Condition": For purposes of Section
         4.1(e), the "Performance Condition" shall mean the attainment by SIG (as defined in the Award Agreement), for the period commencing on January 1, 2003 through and including the full calendar quarter most recently having been completed as of the Date of Termination, of aggregate Pre-Tax Operating Income, as defined and calculated pursuant to the Award Agreement, in an amount representing a compound average annualized growth rate of at least fifteen percent (15%), as compared with the 2002 base amount of $49,154,000. For example, as to a Date of Termination occurring on August 1, 2004, the Performance Condition would relate to the period from January 1, 2003 through June 30, 2004, and would require that aggregate Pre-Tax Operating Income for such period equal at least $89,030,182.

         4.2 DEATH. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for (i) payment of Accrued Obligations (as defined in Section 4.1(a)) (which shall be paid to the Executive's estate of beneficiary, as applicable, in a lump sum in cash within five (5) days of the Date of

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Termination), (ii) payment of the current Annual Base Salary to the Executive's estate or beneficiary, as applicable, for a period of six months from the date of death as would have been paid to the Executive had the Executive remained in the Company's employ throughout such six-month period (the Company at any time may elect to pay the balance of such payments then remaining in a lump sum), and
(iii) the timely payment or provision of Other Benefits (as defined in Section 4.1(d)), including death benefits pursuant to the terms of any plan, policy or arrangement of the Company.

         4.3 DISABILITY. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of Accrued Obligations (as defined in Section 4.1(a)) (which shall be paid to the Executive in a lump sum in cash within five (5) days of the Date of Termination), (ii) payment of the current Annual Base Salary for a period of six months from the Disability Effective Date as would have been paid to the Executive had the Executive remained in the Company's employ throughout such six-month period if and only if there is no long-term disability plan covering the Executive (the Company at any time may elect to pay the balance of such payments then remaining in a lump sum), and (iii) the timely payment or provision of Other Benefits (as defined in Section 4.1(d)) including disability benefits pursuant to the terms of any plan, policy or arrangement of the Company.

         4.4 TERMINATION FOR CAUSE, PURSUANT TO THE ANNUAL TERMINATION OPTION OR FOR OTHER THAN GOOD REASON. If the Executive's employment shall be terminated for Cause or pursuant to the Annual Termination Option during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive Accrued Obligations (as defined in Section 4.1(a)). If the Executive terminates his employment with the Company during the Employment Period (excluding a termination for Good Reason), this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations (as defined in Section 4.1(a)) and the timely payment or provision of Other Benefits (as defined in Section 4.1(d)). In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination. If the Executive's employment shall terminate for the reasons stated in this Section, the provisions of Section 5 shall continue to apply.

         4.5 NON-EXCLUSIVITY OF RIGHTS. Except as provided in Section 4.1(c) and Section 5.4, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or an affiliate of the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company. Amounts which are vested benefits which the Executive is otherwise entitled to receive under any plan, program, policy or practice of, or any contract or agreement with, the Company or an affiliate of the Company at or subsequent to the Date of Termination, shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

         4.6 FULL SETTLEMENT. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any

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set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

         4.7 RESOLUTION OF DISPUTES. If there shall be any dispute between the Company and the Executive (i) in the event of any termination of the Executive's employment by the Company, whether such termination was for Cause or pursuant to the Annual Termination Option, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or pursuant to the Annual Termination Option or that the determination by the Executive of the existence of Good Reason was not made in good faith, the Company shall pay into an escrow account with a financial institution selected by the Executive (which escrowed funds shall not be withdrawn until such a final, nonappealable judgment is rendered with respect thereto) all amounts that the Company would be required to pay or provide pursuant to Section 4.1 as though such termination were by the Company other than for Cause (but not pursuant to the Annual Termination Option) or by the Executive with Good Reason, and the Company shall provide all benefits (or cause the provision thereof), to the Executive and or the Executive's family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 4.1 as though such termination were by the Company other than for Cause (but not pursuant to the Annual Termination Option) or by the Executive with Good Reason.

SECTION 5: NON-COMPETITION; CONFIDENTIAL INFORMATION; OTHER COMPANY EMPLOYEES; INJUNCTIVE RELIEF; ENFORCEMENT

         5.1      NON-COMPETE AGREEMENT.

                  5.1(a)   It is agreed that either: (i) during the Term of this
         Agreement and for a period ending two years thereafter; or (ii) if the Executive's employment is terminated during the Term of this Agreement for Cause or by the Executive for other than Good Reason, then until the date two years after the Date of Termination (such two-year period, along with the two-year period referenced in the preceding clause (i), the "Restricted Period"), the Executive shall not, directly or indirectly, compete in any way with the business of the Company. For the purposes of this Section 5.1, the term "compete in any way with the business of the Company" shall mean the entering into or attempting to enter into any business competitive with the excess workers' compensation, large deductible, primary workers' compensation, surety, captive insurance products or program business of the Company in any geographic area where the Company conducts business during the Term; and/or the entering into or attempting to enter into any competitive business transactions with any insured client or prospect of the Company. The words "directly or indirectly" as they modify the word "compete" shall include acting as a director, officer, agent, representative, employee or consultant of any enterprise which so competes and includes any direct or indirect participation in such competing enterprise as a material creditor, owner, lender, partner, limited partner, joint venturer, or stockholder (except as a stockholder holding less than one percent interest in a corporation whose shares are traded on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System).

                  5.1(b)   In addition to the provisions of Section 5.1(a), the
         Executive agrees that, if the Executive's employment is terminated during the Term of this Agreement, regardless of the reason for such termination, the Executive will not, in concert or coordination with any of the other individuals comprising Company Management on the date hereof (including but not limited to acting in any of the capacities referenced in the third sentence of Section 5.1(a) for the same competing enterprise or affiliated competing enterprises), directly or indirectly compete in any way with the business of the Company for a period of two years following the Date of Termination.

         5.2 CONFIDENTIAL INFORMATION. Employee shall not, either directly or indirectly, except as required in the course of Employee's duties with the Company, disclose or use at any time, during his employment or after its termination, any Confidential and Proprietary Information (as defined below) of the Company, which is or has been discovered, developed or provided during the course of his employment. All Confidential and Proprietary Information of the Company to which Employee is provided access, uses, acquires or develops, shall be and continue to be the sole property of the Company. At the termination of employment, Employee shall return to the possession of the Company, any materials or copies involving any Confidential and Proprietary Information and shall not retain any such materials or make and retain any copies thereof. Confidential and Proprietary Information is defined to include all secret or confidential information, knowledge or data which shall have been obtained by the Executive during his employment with the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement), including but not limited to the following: (1) client, customer, policyholder, renewal, broker/agent, or service company lists; (2) specific quotations and rating, pricing or premium information for a book or segment of a book of business; (3) specific claim information and claim history or development information, including actuarial information, for a book or segment of a book of business; (4) presentations, quotations, feasibility studies, and reports pertaining to excess workers' compensation, large deductible/primary workers' compensation, captive insurance products and/or program business; (5) any financial information not generally available to the public through the annual statement; (6) reinsurance structure including identity of reinsurers, pricing, coverage, terms, etc.; and (7) any documents, copies, computer listings, computer programs, disks, tapes, system documentation and manuals containing the above referenced information.

         5.3 OTHER COMPANY EMPLOYEES. While Employee is employed by the Company and during the Restricted Period, Employee will not employ, solicit, attempt to employ or assist anyone else in employing in any capacity any other person who is employed by the Company. Employee recognizes that such persons, in varying degrees, have access to Confidential and Proprietary Information, and that Employee's solicitation or assistance in the solicitation of such persons would be seriously disruptive to the Company, and that such solicitations would undermine the confidentiality of proprietary information, and impair the relationship between the Company and its employees.

         5.4 INJUNCTIVE RELIEF; EFFECT ON OPTIONS. The Executive acknowledges that it would be difficult to measure the damage to the Company from any breach by the Executive of the terms set forth in Sections 5.1, 5.2, or 5.3 (each, a "Section 5 Breach"), that injury to the Company from any such breach would be incalculable and irremediable, and that monetary damages would therefore by an inadequate remedy for any such breach. Accordingly, the Executive agrees that in the event of a
Section 5 Breach, in addition to any other remedies the Company may have, (a) the Company shall be entitled to a preliminary and permanent injunction to restrain any such breach by the Executive and (b) as contemplated by the tenth paragraph of the Stock Option Award Agreement relating to the Options (the provisions of this Section 5 constituting the "Required Provisions" contemplated thereby), the Options shall be forfeited and terminate in their entirety. Upon a final, nonappealable judgment by a court of competent jurisdiction declaring that the Executive has committed a Section 5 Breach, he shall indemnify the Company and hold the Company harmless against any loss, cost, liability or expense incurred by the Company by reason of such breach.

         5.5 SURVIVAL OF PROVISIONS. Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Section 5 shall survive the termination of this Agreement to the extent set forth in this Section 5.

         5.6      ENFORCEMENT. To the extent that the terms set forth in this
Section 5 or any word, phrase, clause, or sentence thereof (including without limitation any geographical or temporal restrictions contained in this Section
5) shall be found to be illegal or unenforceable for any reason, such word, phrase, clause or sentence shall be modified or deleted in such a manner so as to afford the Company the fullest protection commensurate with making this
Section 5, as modified, legal and enforceable under applicable laws, and the balance of this Section 5, or part thereof, shall not be affected thereby, the balance being construed as severable and independent.

SECTION 6: MERGERS AND CONSOLIDATIONS; ASSIGNABILITY. If the Company is merged or consolidated into or with any other entity or entities, or in the event that substantially all of the assets of the Company or any such entity are sold or otherwise transferred to another entity, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing entity or the entity resulting from such merger, conversion or consolidation or the entity to which such assets are sold or transferred. In addition, this Agreement shall be binding upon the Company and its subsidiaries, if any, and any successor entity including any receiver, rehabilitator, liquidator or regulator. Except as provided in the immediately preceding sentence, this Agreement shall not be assignable by the Company or any such entity. This Agreement shall not be assignable by the Executive, but in the event of his death it shall be binding upon and inure to the benefit of the Executive's legal representatives, heirs and executors to the extent required to effectuate its terms. This Agreement shall be binding upon and shall inure to the benefit of the Company and any successor or assignee of the Company. For the purposes of this Agreement, the term "successor" shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all of the assets or business of the Company.

SECTION 7:        MISCELLANEOUS.

         7.1 NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below or to such other address as one party may have furnished to the other writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                      Notice to Executive:

                      Harold F. Ilg
                      100 L'Ambiance Circle
                      Unit #202
                      Naples, Florida 34108

                      Notice to the Company:

                      Safety National Casualty Corporation
                      2043 Woodland Parkway
                      Suite 200
                      St. Louis, Missouri 63146
                      Attn: President and CEO

                      With a copy to:

                      Delphi Capital Management, Inc.
                      153 East 53rd Street
                      49th Floor
                      New York, New York 10022
                      Attention: President

         7.2 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         7.3 WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         7.4 WAIVER. The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may be hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

         7.5 INDEMNIFICATION OF EXECUTIVE. If the Company breaches any section of this Agreement, the Executive shall be entitled to pursue his remedies at law, and the Company agrees to indemnify the Executive and hold the Executive harmless against any loss, cost, liability or expense incurred by the Executive by reason of the breach or non-fulfillment of any agreement, representation or warranty contained in this Agreement.

         7.6 APPLICABLE LAW; ENTIRE AGREEMENT; AMENDMENT. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without reference to its conflict of law principles. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any and all other agreements regarding the same whether oral or in writing. This Agreement shall be amended only pursuant to a written instrument executed by the Executive and the Company, which instrument shall be subject to the prior written consent of Delphi.

         IN WITNESS WHEREOF, the Executive and the Company have caused this Agreement to be executed as of the day and year first above written.

                           SAFETY NATIONAL CASUALTY CORPORATION

                           By: /s/ TERRENCE T. SCHOENINGER
                               ---------------------------
                               Name: Terrence T. Schoeninger
                               Title: President and Chief Executive Officer

                           By: /s/ HAROLD F. ILG
                               ----------------------------
                               Executive: Harold F. Ilg